Exhibit 5.2

June 13, 2017

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Re:	Cinemark Holdings, Inc.
Post-Effective Amendment No. 1 to Registration Statement on Form S-8
(File No. 333-153273)

Ladies and Gentlemen:

We have acted as counsel to Cinemark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Post Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement, as originally filed with the Commission on August 29, 2008, registered 10,022,630 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for issuance under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, as amended (the “Restated Plan”).

Effective May 25, 2017 (the “Approval Date”), the stockholders of the Company approved the Company’s 2017 Omnibus Incentive Plan (the “Omnibus Plan”) and the Restated Plan was terminated. Pursuant to the terms of the Omnibus Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Omnibus Plan shall be (i) 1,500,000 newly available shares of Common Stock (the “New Shares”), (ii) 6,513,551 shares remaining available for issuance under the Restated Plan as of the Approval Date, and up to (iii) 1,284,086 shares that are subject to outstanding awards granted under the Restated Plan as of the Approval Date, to the extent that such awards are forfeited, canceled, expire unexercised or are settled in cash. No further awards will be granted under the Restated Plan on or after the date of the stockholders’ approval of the Omnibus Plan. Unissued shares of Common Stock reacquired under the forfeiture terms of any award will also revert to the Omnibus Plan and again be available for awards under the Omnibus Plan. All shares of Common Stock under the Restated Plan that will be available for issuance under the Omnibus Plan are heretofore referred to as the “Carryover Shares”.

The Amendment reflects that the Carryover Shares are available for issuance under the Company’s Omnibus Plan.

Cinemark Holdings, Inc.

June 13, 2017

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the certificates for the Carryover Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock, (ii) each award agreement setting forth the terms of each award granted pursuant to the Omnibus Plan is consistent with the Omnibus Plan and has been duly authorized and validly executed and delivered by the parties thereto, and (iii) at the time of each issuance of Carryover Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s Second Amended and Restated Certificate of Incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Carryover Shares issued pursuant to the Omnibus Plan is not less than the par value of the Carryover Shares. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Carryover Shares have been issued and delivered upon payment therefor in accordance with the terms of the Omnibus Plan and applicable award agreement, the Carryover Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER, & FELD LLP